Exhibit 3

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of October 4, 2006 (this "Agreement"), between Getty Investments Continuation L.L.C., a Delaware limited liability company (the "First Delaware LLC"), and Getty Investments L.L.C., a Delaware limited liability company (the "Second Delaware LLC").

WITNESSETH:

          WHEREAS, the First Delaware LLC desires to acquire the properties and other assets, and to assume all of the liabilities and obligations, of the Second Delaware LLC by means of a merger of the Second Delaware LLC with and into the First Delaware LLC;

          WHEREAS, Section 18-209 of the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq. (the "Delaware Act") authorizes the merger of a Delaware limited liability company with and into a Delaware limited liability company;

          WHEREAS, the First Delaware LLC and the Second Delaware LLC now desire to merge (the "Merger"), following which the First Delaware LLC shall be the surviving entity;

          WHEREAS, the members of the First Delaware LLC have approved this Agreement and the consummation of the Merger; and

          WHEREAS, the members of the Second Delaware LLC have approved this Agreement and the consummation of the Merger.

          NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

          SECTION 1.01. The Merger.

          (a) After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, as the First Delaware LLC shall determine, the First Delaware LLC, which shall be the surviving entity, shall file a certificate of merger substantially in the form of Exhibit 1 hereto (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective at such time as is specified in the Certificate of Merger (the "Effective Time").

          (b) At the Effective Time, the Second Delaware LLC shall be merged with and into the First Delaware LLC, whereupon the separate existence of the Second Delaware LLC shall cease, and the First Delaware LLC shall be the surviving entity of the Merger (the "Surviving LLC") in accordance with Section 18-209 of the Delaware Act.

          SECTION 1.02. Interests.

          (a) At the Effective Time:

               (i) Other than the limited liability company interest held by either the Orpheus Trust or the Pleiades Trust, each limited liability company interest in the Second Delaware LLC outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be issued in respect thereof;

               (ii) Each limited liability company interest in the First Delaware LLC outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving LLC.

               (iii) Each limited liability company interest in the First Delaware LLC held by either the Orpheus Trust or the Pleiades Trust outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and each holder thereof shall have only a right to receive the Merger Consideration (as defined below) as consideration for the cancellation of its interest in the First Delaware LLC. Unless otherwise noted below, the Merger Consideration shall be distributed to the Orpheus Trust and the Pleiades Trust as promptly as practicable.

          (b) For purposes of this Agreement, the Merger Consideration shall mean:

               (i) Each of the Orpheus Trust and the Pleiades Trust shall be entitled to receive its pro rata share (equal to its Sharing Ratio immediately prior to the Effective Time) (its “Pro Rata Share”) of all cash (net of reasonable reserves for accrued expenses) and Getty Images Stock held by Second Delaware LLC immediately prior to the Effective Time. Capitalized terms used herein and not otherwise defined in this Agreement are used as defined in the limited liability company agreement of the Second Delaware LLC as in effect immediately prior to the Effective Time.

               (ii) Each of the Orpheus Trust and the Pleiades Trust shall be entitled to receive its Pro Rata Share of any actual cash proceeds if and when received by the Surviving LLC in respect of any other residual rights or assets (not including the cash and Getty Images Stock addressed in subsection (i) above) held by Second Delaware LLC immediately prior to the Effective Time.

ARTICLE II

THE SURVIVING LIMITED LIABILITY COMPANY

          SECTION 2.01. Certificate of Formation and Limited Liability Company Agreement. The certificate of formation of the First Delaware LLC shall be amended pursuant to the Certificate of Merger to change the name of the First Delaware LLC to Getty Investments L.L.C. The certificate of formation (as amended by the Certificate of Merger) and limited liability company agreement of the First Delaware LLC in effect at the Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving LLC unless and until amended in accordance with their terms and applicable law. The name of the Surviving LLC shall be Getty Investments L.L.C.

ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES

          SECTION 3.01. Transfer, Conveyance and Assumption. At the Effective Time, the First Delaware LLC shall continue in existence as the Surviving LLC, and without further transfer, succeed to and possess all of the rights, privileges and powers of the Second Delaware LLC, and all of the assets and property of whatever kind and character of the Second Delaware LLC shall vest in the First Delaware LLC without further act or deed; thereafter, the First Delaware LLC, as the Surviving LLC, shall be liable for all of the liabilities and obligations of the Second Delaware LLC, and any claim or judgment against the Second Delaware LLC may be enforced against the First Delaware LLC, as the Surviving LLC, in accordance with Section 18-209 of the Delaware Act.

          SECTION 3.02. Further Assurances. If at any time the First Delaware LLC shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving LLC the title to any property or right of the Second Delaware LLC, or otherwise to carry out the provisions hereof, the proper representatives of the Second Delaware LLC as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving LLC, and otherwise to carry out the provisions hereof.

ARTICLE IV

TERMINATION

          SECTION 4.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (i) by mutual written consent of the First Delaware LLC and the

Second Delaware LLC;

          (ii) by either the First Delaware LLC, or the Second Delaware LLC, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining the First Delaware LLC or the Second Delaware LLC from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

          SECTION 4.02. Effect of Termination. If this Agreement is terminated pursuant to Section 4.01, this Agreement shall become void and of no effect with no liability on the part of either party hereto.

          SECTION 4.03. Tax Matters. The parties hereto agree that for U.S. federal income tax purposes only (i) the form of the Merger shall be the "assets-over form" (within the meaning of U.S. Treasury Regulation Section 1.708 -1(c)(3)(i)) and (ii) the "resulting partnership" shall be considered a continuation of the Second Delaware LLC (within the meaning of U.S. Treasury Regulation Section 1.708 -1(c)(1)).

ARTICLE V

MISCELLANEOUS

          SECTION 5.01. Amendments; No Waivers. (a) Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the First Delaware LLC and by the Second Delaware LLC.

          (b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 5.02. Integration. All prior or contemporaneous agreements, contracts, promises, representations, and statements, if any, between the First Delaware LLC and the Second Delaware LLC, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding between the First Delaware LLC and the Second Delaware LLC with respect to the subject matter hereof.

          SECTION 5.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

          SECTION 5.04. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

          SECTION 5.05. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received the counterpart hereof signed by the other party hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GETTY INVESTMENTS CONTINUATION
L.L.C.

By:

Name: Jan D. Moehl
Title: Officer

GETTY INVESTMENTS L.L.C.

By:

Name: Jan D. Moehl
Title: Officer